                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      TRUMP HOTELS & CASINO RESORTS, INC.
               (Name of Registrant as Specified In Its Charter)

                      TRUMP HOTELS & CASINO RESORTS, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:
    ------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:
    ------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    ------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:
    ------------------------------------------------------------------------
  5) Total Fee Paid:
    ------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
    ------------------------------------------------------------------------
  2) Form, Schedule or Registration Statement No.:
    ------------------------------------------------------------------------
  3) Filing Party:
    ------------------------------------------------------------------------
  4) Date Filed:
    ------------------------------------------------------------------------

                      TRUMP HOTELS & CASINO RESORTS, INC.

                         2500 Boardwalk, Atlantic City
                               New Jersey 08401

                   Notice of Annual Meeting of Stockholders
                         to be held on August 27, 1999

                                                                  July 15, 1999

To the Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Trump Hotels & Casino Resorts, Inc., which will be held at Trump Hotel Casino, One Buffington Harbor Drive, Gary, Indiana, on Friday, August 27, 1999 beginning at 11:30 A.M., local time. On the back of this document you will find specific information pertaining to the meeting to include directions to the site, accommodations, as well as the meeting Admission Ticket. Please review this information carefully.

  The enclosed Notice and Proxy Statement contain details concerning the business to come before the Annual Meeting. You will note that the Board of Directors of the Company recommends a vote "for" each of the proposals listed in the Notice and Proxy Statement. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to ensure that your shares will be represented and voted at the meeting, even if you cannot attend.

  Thank you for your continued support of the Company.

                                          By Order of the Board of Directors,

                                          /s/ Nicholas L. Ribis

                                          Nicholas L. Ribis
                                          President and Chief Executive
                                           Officer

                      TRUMP HOTELS & CASINO RESORTS, INC.

                                2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                AUGUST 27, 1999

                               ----------------

To the Stockholders of

 TRUMP HOTELS & CASINO RESORTS, INC.:

  The Annual Meeting of Stockholders (the "Annual Meeting") of Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the "Company"), will be held at the Trump Hotel Casino, One Buffington Harbor Drive, Gary, Indiana on Friday, August 27, 1999, commencing at 11:30 A.M., local time, for the following purposes:

  1. To elect five Directors to the Company's Board of Directors (the "Board of Directors");

  2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

  3. To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on July 8, 1999, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ Robert M. Pickus

                                          Robert M. Pickus
                                          Secretary

July 15, 1999

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING. IN THE EVENT YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                      TRUMP HOTELS & CASINO RESORTS, INC.

                                2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Stockholders") of the Company to be held on Friday, August 27, 1999, at 11:30 A.M., local time, at the Trump Hotel Casino, One Buffington Harbor Drive, Gary, Indiana, and at any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, this Proxy Statement and the accompanying proxy card are first being sent or given to Stockholders on or about July 15, 1999.

  Properly executed proxies received prior to the Annual Meeting, unless revoked, will be voted in accordance with the specified instructions. Regarding the election of Directors, Stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to all other proposals to be voted upon, Stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card. If no instructions are given with respect to the matters to be acted upon, the persons named in the proxy solicited by the Company's Board of Directors (the "Board of Directors") intend to vote FOR the election of the Directors listed below and FOR ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto by the person or persons holding such proxy as in their judgment is in the best interests of the Company and the Stockholders. The Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting.

  Stockholders may vote by either completing and returning the enclosed proxy card prior to the Annual Meeting, voting in person at the Annual Meeting or submitting a signed proxy card at the Annual Meeting. Stockholders who execute proxies may revoke them at any time before they are voted at the Annual Meeting by written notice to the Secretary of the Company, by submitting a new proxy or by personal ballot at the Annual Meeting.

  The Board of Directors has fixed the close of business on July 8, 1999 as the Record Date (the "Record Date") for determining Stockholders entitled to notice of and to vote at the Annual Meeting.

  As of the Record Date, the Company had 22,195,256 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on each proposal to be acted upon at the Annual Meeting and the 1,000 shares of Class B Common Stock, all of which are beneficially owned by Donald J. Trump, are entitled to an aggregate of 13,918,723 votes on each proposal to be acted upon at the Annual Meeting. The voting power of the shares of Class B Common Stock equals the voting power of the number of shares of Common Stock issuable upon the conversion of the limited partnership interests in Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("THCR Holdings"), held by Mr. Trump, Trump Casinos, Inc., a New Jersey corporation wholly owned by Mr. Trump ("TCI"), and Trump Casinos II, Inc., a Delaware corporation wholly owned by Mr. Trump ("TCI-II"). The Class B Common Stock provides the holders thereof with a voting interest in the Company which is proportionate to such holder's equity interest in THCR Holdings' assets represented by limited partnership interests.

  The presence in person or by proxy of the holders of the shares representing a majority of the outstanding voting power of the Common Stock and the Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required for election of Directors and the affirmative vote of a majority of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required for ratification of the appointment of Arthur Andersen LLP as auditors for the Company. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Broker "non-votes" will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting. With respect to the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company, abstentions will have the effect of a negative vote.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Five Directors are to be elected to hold office until the next annual meeting of Stockholders of the Company and until their successors have been duly elected and qualified. If the proxy is executed in such a manner as not to withhold authority for the election of any or all of the nominees for Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following five nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for Directors, such instructions will be followed by the persons named in the proxy. All of the nominees are currently members of the five member Board of Directors. Messrs. Trump and Ribis have been members of the Board of Directors since the Company's inception in March 1995, and Messrs. Askins, Thomas and Ryan have been members of the Board of Directors since June 12, 1995, when, concurrently with the consummation of the initial public offering of the Common Stock, the size of the Board of Directors was increased from two to five members.

  Should any one or more of these nominees become unable to serve for any reason or will not serve, neither of which is anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy card will vote for the election of such substitute nominee or nominees.

  The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of the nominees for election as Directors of the Company are set forth below.

  Donald J. Trump, 52 years old, has been Chairman of the Board of Directors of the Company and Trump Hotels & Casino Resorts Funding, Inc., a Delaware corporation ("THCR Funding"), since their formation in March 1995. Mr. Trump was a 50% shareholder, Chairman of the Board of Directors, President and Treasurer of TP/GP Corp., a New Jersey corporation ("TP/GP"), the managing general partner of Trump Plaza Associates, a New Jersey general partnership ("Plaza Associates"), until June 1993. Mr. Trump was Chairman of the Executive Committee and President of Plaza Associates from May 1986 to May 1992 and was a general partner of Plaza Associates until June 1993. Mr. Trump has been a director of Trump Atlantic City Holding Inc., a Delaware corporation formerly known as Trump Plaza Holding, Inc. ("Trump AC Holding"), since February 1993 and was President of Trump AC Holding from February 1993 until December 1997. Mr. Trump was a partner in Trump AC from February 1993 until June 1995. Mr. Trump has been Chairman of the Board of Directors of Trump Atlantic City Funding, Inc., a Delaware corporation ("Trump AC Funding") since its formation in January 1996 and Chairman of the Board of Directors of Trump Atlantic City Funding II, Inc. ("Funding II") and Trump Atlantic City Funding III, Inc. ("Funding III") since their formation in November 1997. Trump has been Chairman of the Board of Directors of THCR Holding Corp., a Delaware corporation formerly known as Taj Mahal Holding Corp., and THCR/LP Corporation, a New Jersey corporation formerly known as TM/GP Corporation ("THCR/LP"), since October 1991; President and Treasurer of THCR Holding Corp. since March 4, 1991; Chairman of the Board of Directors, President, and Treasurer of TCI since June 1988; Chairman of the Executive Committee of Trump Taj Mahal Associates ("Taj Associates") from June 1988 to October 1991; and President and sole Director of Trump Taj Mahal Realty Corp., a New Jersey corporation ("Realty Corp."), since May 1986. Mr. Trump has been the sole Director of Trump Atlantic City Corporation ("TACC") since March 1991. Mr. Trump was President and Treasurer of TACC from March 1991 until December 1997. Trump has been the sole Director of Trump Indiana, Inc., a Delaware corporation ("Trump Indiana"), since its formation. Mr. Trump has been Chairman of the Board of Partner Representatives of Trump's Castle Associates, L.P., a New Jersey limited partnership ("Castle Associates"), the partnership that owns Trump Marina Hotel Casino ("Trump Marina"), since May 1992; and was Chairman of the Executive Committee of Castle Associates from June 1985 to May 1992. Mr. Trump is the Chairman of the Board of Directors of Trump's Castle Funding, Inc., a New Jersey corporation ("Castle Funding"), and served as President and Treasurer of Castle Funding until April 1998. Trump is the Chairman of the Board of Directors and Treasurer of Trump's Castle Hotel & Casino, Inc. ("TCHI"); and President, Treasurer, sole Director and sole shareholder of TCI-II. Mr. Trump has been a Director of THCR Enterprises, Inc., a Delaware corporation

("THCR Enterprises"), since its formation in January 1997. Mr. Trump is also the President of The Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years.

  Nicholas L. Ribis, 54 years old, has been President, Chief Executive Officer and a Director of THCR and THCR Funding and the Chief Executive Officer of THCR Holdings since their formation in 1995. Mr. Ribis has been the Chief Executive Officer of Plaza Associates since February 1991, was President of Plaza Associates from April 1994 to February 1995, was a member of the Executive Committee of Plaza Associates from April 1991 to May 29, 1992, and was a director and Vice President of Trump Plaza GP from May 1992 until June 1993. Mr. Ribis served as Vice President of Trump AC Holding from February 1995 until December 1997. Mr. Ribis has served as President of Trump AC Holding since December 1997. Mr. Ribis has served as a Director of Trump AC Holding since June 1993. Mr. Ribis has been Chief Executive Officer, President and Director of Trump AC Funding since its formation in January 1996 and Chief Executive Officer, President and a Director of Funding II and Funding III since their formation in November 1997. Mr. Ribis served as the Vice President of TACC until December 1997. Mr. Ribis has been the President and Chief Executive Officer of Trump Indiana since its formation. Mr. Ribis has been a Director of THCR/LP and THCR Holding Corp. since October 1991 and was Vice President of THCR/LP and THCR Holding Corp. until June 1995; Chief Executive Officer of Taj Associates since February 1991; Vice President of TCI since February 1991 and Secretary of TCI since September 1991; Director of Realty Corp. since October 1991; and a member of the Executive Committee of Taj Associates from April 1991 to October 1991. Mr. Ribis has served as Vice President of THCR/LP and THCR Holding Corp. since February 1998. Mr. Ribis has also been Chief Executive Officer of Castle Associates since March 1991; member of the Executive Committee of Castle Associates from April 1991 to May 1992; member of the Board of Partner Representatives of Castle Associates since May 1992; and has served as the Vice President and Assistant Secretary of TCHI since December 1993 and January 1991, respectively, until April 1998. Mr. Ribis is now a Director of TCHI. Since April 1998, Mr. Ribis has served as President and Chief Executive Officer of TCHI and Castle Funding. Mr. Ribis has served as Vice President of TCI-II since December 1993 and had served as Secretary of TCI-II from November 1991 to May 1992. Mr. Ribis has been Vice President of Trump Corp. since September 1991. Mr. Ribis has been the Vice President and a Director of THCR Enterprises since January 1997. From January 1993 to January 1995, Mr. Ribis served as the Chairman of the Casino Association of New Jersey and has been a member of the Board of Trustees of the New Jersey Casino Reinvestment Development Authority (the "CRDA") since October 1993. From January 1980 to January 1991, Mr. Ribis was Senior Partner in, and from February 1991 to December 1995, was Counsel to the law firm of Ribis, Graham & Curtin (now practicing as Graham, Curtin & Sheridan, a Professional Association), which serves as New Jersey legal counsel to all of the above-named companies and certain of their affiliated entities.

  Wallace B. Askins, 68 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been a Director of Trump AC Holding since April 11, 1994, and was a partner representative of the Board of Partner Representatives of Castle Associates from May 1992 to June 1995. Mr. Askins has been a Director of Trump AC Funding since April 1996 and a Director of Funding II and Funding III since December 1997. Mr. Askins served as a Director of TCI-II from May 1992 to December 1993. From June 1984 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and a Director of Armco Inc. Mr. Askins also serves as a Director of EnviroSource, Inc.

  Don M. Thomas, 68 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been a Director of Trump AC Funding since April 1996 and a Director of Funding II and Funding III since December 1997. Mr. Thomas has been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York since January 1985. Mr. Thomas was the Acting Chairman, and a Commissioner, of the CRDA from 1985 through 1987, and a Commissioner of the New Jersey Casino Control Commission (the "CCC") from 1980 through 1984 during a portion of which time Mr. Thomas served as acting Chairman of the CCC. Mr. Thomas was a Director of Trump Plaza GP until June 1993 and has been a Director of AC Holding Inc. since June 1993. Mr. Thomas is an attorney licensed to practice law in the State of New York.

  Peter M. Ryan, 61 years old, has been a Director of the Company and THCR Funding since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Mr. Ryan has been a director of the Children's Hospital FTD since October 1995.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

  The following persons serve as executive officers of the Company: Mr. Trump, Chairman of the Board; Mr. Ribis, President and Chief Executive Officer and Director; Mr. Robert M. Pickus, Executive Vice President, General Counsel and Secretary; Mr. John P. Burke, Executive Vice President and Corporate Treasurer; Mr. Francis X. McCarthy, Jr., Executive Vice President of Corporate Finance and Chief Financial Officer; and Mr. Joseph A. Fusco, Executive Vice President of Government and Regulatory Affairs. The officers of the Company serve at the pleasure of the Board of Directors. The respective ages, positions with the Company, business experience during the past five years and directorships in other companies of Messrs. Pickus, Burke, McCarthy and Fusco are set forth below.

  Robert M. Pickus--Mr. Pickus, 44 years old, has been Executive Vice President, General Counsel and Secretary of the Company since its formation in 1995. He has also been the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995. From December 1993 to February 1995, Mr. Pickus was the Senior Vice President and General Counsel of Plaza Associates. Mr. Pickus served as the Assistant Secretary of Trump AC Holding from April 1994 until February 1998. Since February 1998, Mr. Pickus has served as the Secretary of Trump AC Holding. Mr. Pickus has been Secretary and a director of Trump AC Funding since its formation in January 1996 and Secretary and a director of Funding II and Funding III since their formation in November 1997. Mr. Pickus has been the Executive Vice President and Secretary of Trump Indiana since its inception. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995, and a Director of THCR Holding Corp. and THCR/LP since November 1995. He was the Senior Vice President and Secretary of Castle Funding from June 1988 to December 1993 and General Counsel of Castle Associates from June 1985 to December 1993. Mr. Pickus has served as the Secretary of Castle Funding since April 1998. Mr. Pickus served as the Assistant Secretary of TACC until February 1998. Since February 1998, Mr. Pickus has served as the Secretary of TACC. Mr. Pickus was also Secretary of TCHI from October 1991 until December 1993. Mr. Pickus is a director of TCHI, and has served as the Assistant Secretary of TCHI from February 1998 until April 1998. Since April 1998, Mr. Pickus has served as the Secretary of TCHI. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Castle Associates since February 1995, Secretary of Castle Associates since February 1996 and a member of the Board of Partner Representatives of Castle Associates since October 1995. Mr. Pickus is currently the Secretary of THCR Holding Corp., has been the Vice President, Secretary and Director of THCR Enterprises since January 1997 and has been Executive Vice President of TCS since its inception and its President since November 1998. He has been admitted to practice law in the States of New York and New Jersey since 1980, and in the Commonwealth of Pennsylvania since 1981.

  Francis X. McCarthy, Jr.--Mr. McCarthy, 46 years old, has served as Executive Vice President of Corporate Finance and Chief Financial Officer of the Company, THCR Holdings and THCR Funding since September 1998. Mr. McCarthy has been the Chief Financial Officer of Trump AC, Trump AC Funding, Funding II and Funding III since September 1998. Mr. McCarthy has been the Executive Vice President of Finance of TCS since October 1996. Mr. McCarthy was Vice President of Finance and Accounting of Trump Plaza GP from October 1992 until June 1993, Senior Vice President of Finance and Administration of Plaza Associates from August 1990 to June 1994 and Executive Vice President of Finance and Administration of Plaza Associates from June 1994 to October 1996. Mr. McCarthy previously served in a variety of financial positions for Greate Bay Hotel and Casino, Inc. from June 1980 through August 1990.

  John P. Burke--Mr. Burke, 51 years old, served as the Senior Vice President of Corporate Finance of the Company from January 1996 until June 1997. Mr. Burke served as the Senior Vice President of the Company, THCR Holdings and THCR Funding from June 1997 to January 1999. Mr. Burke has served as Executive Vice President of the Company, THCR Holdings and THCR Funding since January 1999. Mr. Burke has been the Corporate Treasurer of the Company, THCR Holdings and THCR Funding since their formation in 1995. He has also been Corporate Treasurer of Plaza Associates and Taj Associates since October 1991. Mr. Burke has been the Treasurer of Trump Indiana since its formation. Mr. Burke has been Treasurer of Trump AC Funding since its formation in January 1996 and Treasurer of Funding II and Funding III since their formation in November 1997. Mr. Burke has been Treasurer of TACC since February 1998. Mr. Burke was a Director of THCR/LP and THCR Holding Corp. from October 1991 to April 1996 and was Vice President of THCR/LP until June 1995. Mr. Burke has served as the Assistant Treasurer of THCR Holding Corp. and THCR/LP since February 1998. Mr. Burke has been the Corporate Treasurer of Castle Associates since October 1991, the Vice President of Castle Associates, Castle Funding, TCI-II and TCHI since December 1993, Assistant Treasurer of TCHI since April 1998, Treasurer of Castle Funding since April 1998, a member of the Board of Partner Representatives of Castle Associates since March 1997 and the Vice President-Finance of The Trump Organization since September 1990. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America from April 1989 through September 1990. Mr. Burke has been the Vice President and Treasurer of THCR Enterprises since January 1997.

  Joseph A. Fusco--Mr. Fusco, 55 years old, has been Executive Vice President for Government Relations & Regulatory Affairs of the Company since June 1996 and of Trump Casino Services, L.L.C. ("TCS") since July 1996. From August 1985 to June 1996, he practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters, most recently from January 1994 to June 1996 as a partner in the law firm of Sterns & Weinroth. Mr. Fusco previously served as Atlantic County Prosecutor, a Gubernatorial appointment, from April 1981 to July 1985 and as Special Counsel for Licensing for the CCC from the inception of that agency in September 1977 to March 1981. Mr. Fusco has been admitted to practice law in the State of New Jersey since 1969.

SECURITY OWNERSHIP

  The following table sets forth, as of July 8, 1999, certain information regarding the beneficial ownership of Common Stock by (i) each of the Company's executive officers, (ii) each director of THCR, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock and (iv) all officers and directors of the Company as a group. In the case of persons other than officers and directors of the Company, such information is based solely on a review of Schedules 13G filed with the Commission.

                                              AMOUNT AND
                                              NATURE OF
NAME                                     BENEFICIAL OWNERSHIP PERCENT OF CLASS
----                                     -------------------- ----------------
DONALD J. TRUMP.........................      15,535,640(1)         41.1%
NICHOLAS L. RIBIS.......................         298,509(2)          1.3%
JOHN P. BURKE...........................          12,057(3)            *
FRANCIS X. MCCARTHY.....................           5,428(4)            *
ROBERT M. PICKUS........................          12,000(5)            *
JOSEPH A. FUSCO.........................           7,667(6)            *
WALLACE B. ASKINS.......................           3,833(7)            *
PETER M. RYAN...........................          10,833(7)            *
DON M. THOMAS...........................           3,333(7)            *
CONSECO INC.............................       2,010,000(8)          8.9%
MARIO J. GABELLI & AFFILIATES...........       1,638,400(9)          7.2%
DIMENSIONAL FUNDS.......................       1,604,500(10)         7.1%
BAY HARBOUR MANAGEMENT LC...............       1,311,500(11)         5.8%
ALL OFFICERS AND DIRECTORS OF THE
 COMPANY................................      15,889,301            42.1%

  The above persons have sole voting and investment power, unless otherwise indicated below.
--------
*  Less than 1%.
(1) 725 Fifth Avenue, New York, New York 10022. These shares include 10,300,456, 1,407,017, and 2,211,250 shares of Common Stock into which Trump's, TCI's and TCI-II's limited partnership interests in THCR Holdings are convertible, subject to certain adjustments. TCI and TCI-II are corporations wholly owned by Trump. These shares also include (a) 250,250 shares of Common Stock, 100 of which are held for Trump's account and 150 of which are held as custodian for his children, and (b) 1,200,000 shares of Common Stock underlying currently exercisable warrants to purchase Common Stock held by Trump of which (i) 600,000 shares may be purchased on or before April 17, 2000 at $35.00 per share and (ii) 600,000 shares may be purchased on or before April 17, 2001 at $40.00 per share. Trump beneficially owns an approximately 37% limited partnership interest in THCR Holdings, of which approximately 4% is held directly by TCI and 6% by TCI-II. Trump is also the beneficial owner of all of the outstanding shares of Class B Common Stock (1,000 shares) of which he holds 850 shares directly and holds 50 shares through TCI and 100 shares through TCI-II. The figure stated above includes options exercisable for 166,667 shares of Common Stock at $4.625 per share.
(2) Includes (i) a fully vested stock bonus award of 133,333 shares, (ii) 34,000 shares held by Mr. Ribis, (iii) 3,081 shares and 2,739 shares held by Mr. Ribis as custodian for his son, Nicholas L. Ribis Jr., and his daughter, Alexandria Ribis, respectively, of which shares Mr. Ribis disclaims beneficial ownership, and (iv) 123,333 shares underlying currently exercisable options to purchase Common Stock at $4.625 per share. Mr. Ribis also owns 2,023 shares in his 401K Plan.
(3) Mr. Burke shares voting and dispositive power of 200 of these shares with his wife. These shares also include 200 shares beneficially owned solely by his wife, of which shares Mr. Burke disclaims beneficial ownership. Mr. Burke also owns options for 10,000 shares of Common Stock which are exercisable at $4.625 per share and 1,357 shares of Common Stock in his 401K Plan.
(4) Includes options exercisable for 3,333 shares of Common Stock at $4.625 per share and 2,095 shares of Common Stock in his 401K Plan.
(5) Includes options exercisable for 10,000 shares of Common Stock at $4.625 per share.

(6) Includes options exercisable for 6,667 shares of Common Stock at $4.625 per share.
(7) Includes options exercisable for 833 shares of Common Stock at $4.625 per share.
(8) 11825 North Pennsylvania Street, Carmel, Indiana 46032. These shares are beneficially owned by Bankers Life and Casualty Company, an insurance company, of which Conseco, Inc. is the parent holding company.
(9) One Corporate Center, Rye, New York 10580-1434. Mario J. Gabelli claims beneficial ownership of these shares through various entities which he directly or indirectly controls or for which he acts as chief investment officer.
(10) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 1,604,500 shares of Common Stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(11) 777 South Harbour Island Boulevard, Suite 270, Tampa, Florida 33602. Bay Harbour Management, L.C. ("Bay Harbour") is an investment advisor and claims beneficial ownership of these shares which it holds for the account of investment funds and managed accounts.

  As security for certain indebtedness of Trump and his affiliates (other than the Company and its subsidiaries) owed to an affiliate, Trump pledged 830 shares of his Class B Common Stock and an approximately 22.7% limited partnership interest in Holdings, and caused TCI to pledge its 50 shares of Class B Common Stock and its 5.5% limited partnership interest in THCR Holdings.

  THCR Holdings. THCR Holdings is a limited partnership of which the Company is a 59.87743% general partner, Trump is a 27.06458% limited partner, THCR/LP is a 3.55096% limited partner, TCI is a 3.69695% limited partner and TCI II is a 5.81009% limited partner.

  THCR Funding. THCR Holdings owns 100% of the common stock of THCR Funding.

                            EXECUTIVE COMPENSATION

  The following table sets forth information regarding compensation paid to or accrued by all the executive officers of the Company, for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual. Compensation for the years ended December 31, 1996, 1997, and 1998 include compensation paid to or accrued by these individuals as executive officers of the Company and Plaza Associates, Taj Associates and Castle Associates, as applicable.

                                                                             Long Term
                                          Annual Compensation              Compensation
                                 ------------------------------------- -----------------------
                                                                       Restricted   Securities
Name and Principal                                      Other Annual     Stock      Underlying  All Other
Position                  Year     Salary     Bonus    Compensation(1) Awards($)    Options(#) Compensation
------------------        -----  ---------- ---------- --------------- ----------   ---------- ------------
Donald J. Trump.........   1998  $1,000,000                                          500,000    $  222,474(7)
Chairman of the Board      1997   1,000,000                                                        212,960(7)
                           1996   1,000,000 $5,000,000                                           1,031,000(2)

Nicholas L. Ribis.......   1998  $1,996,500                                          183,333    $    5,000(4)
Chief Executive Officer    1997   1,996,500                             $758,326(3)                  4,000(4)
                           1996   1,996,500 $2,500,000                                               2,375(4)

Robert M. Pickus........   1998  $  299,428                                           30,000    $    4,298(4)
Executive Vice             1997     299,160 $   25,000                                               4,000(4)
 President,
 General Counsel and       1996     290,673    175,000     $3,975                                    4,973(4)
 Secretary

Joseph A. Fusco(6)......   1998  $  296,343                                           20,000    $    4,800(4)
Executive Vice President   1997  $  295,660 $   25,000                                               4,000(4)
 of
 Government and            1996     139,211     80,000     $2,665
 Regulatory Affairs

R. Bruce McKee(5).......   1998  $  353,886                                                     $    4,800(4)
Senior Vice President of   1997     422,356 $   50,000                                               2,969(4)
 Corporate Finance         1996     327,566                                                          3,529(4)

Francis X. McCarthy,       1998  $  303,593                                           10,000    $    4,621(4)
 Jr.....................
Executive Vice President   1997     307,382                                                          3,958(4)
 of
 Corporate Finance         1996     273,077 $   45,000                                               3,812(4)

--------
(1) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes and directors' fees. Pursuant to Commission rules, perquisites and other personal benefits are not included in this table because the aggregate amount of that compensation is less than the lesser of $50,000 or 10% of the total of salary and bonus for each member of the Executive Group.
(2) The amounts listed represent amounts paid by (i) Plaza Associates to Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Trump, for services provided under a services agreement (the "TPM Services Agreement"), (ii) Taj Associates under the Taj Services Agreement (as defined) and (iii) Castle Associates under the Castle Services Agreement (as defined). See "--Compensation Committee Interlocks and Insider Participation." In addition, Trump was reimbursed $756,000 and $733,000 in 1996 and 1995, respectively, for expenses incurred pursuant to the TPM Services Agreement, the Taj Services Agreement and the Castle Services Agreement.
(3) On June 12, 1997, 66,666 shares of stock were issued in accordance with Mr. Ribis' employment agreement.
(4) Represents vested and unvested contributions made by Plaza Associates, Taj Associates, Castle Associates and/or TCS to Trump Plaza Hotel and Casino Retirement Savings Plan, Trump Taj Mahal Retirement Savings Plan, Trump's Castle Hotel and Casino Retirement Savings Plan and Trump Casino Services Retirement Savings Plan, respectively. Funds accumulated for an employee under these plans consisting of a certain percentage of the employee's compensation plus the employer matching contributions equaling 50% of the participant's contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

(5) Former Acting Chief Operating Officer, Chief Financial Officer and Senior V.P. of Finance of Taj Associates. Served as President and Chief Operating Officer of Trump Marina from October 1996 through June 1997. From June 1997 to September 1998, Mr. McKee served as Senior Vice President of Corporate Finance of the Company.
(6) Mr. Fusco commenced his employment with the Company on June 27, 1996.
(7) Represents reimbursement for expenses incurred pursuant to an Executive Agreement between Mr. Trump, the Company and THCR Holdings.

                          Ten-Year Option Repricings

  The following table sets forth information on the cancellation and new grant of options with respect to members of the Executive Group during the last fiscal year. The cancellation and new grant of options on November 18, 1998 is the only such cancellation and new grant that the Company has ever undertaken.

                                                                                                   Length of
                                                                                                Original Option
                                        Number of      Market Price                                   Term
                                        Securities     of Stock at  Exercise Price                Remaining at
                                    Underlying Options   Time of      at Time of   New Exercise     Time of
Name                        Date         Repriced       Repricing     Repricing       Price        Repricing
----                     ---------- ------------------ ------------ -------------- ------------ ----------------
Nicholas L. Ribis....... 11/18/1998      183,333          $4.625        $14.00        $4.625    8 years, 1 month
Robert M. Pickus........ 11/18/1998       30,000          $4.625        $14.00        $4.625    8 years, 1 month
Francis X. McCarthy,
 Jr..................... 11/18/1998       10,000          $4.625        $14.00        $4.625    8 years, 1 month
Joseph A. Fusco......... 11/18/1998       20,000          $4.625        $14.00        $4.625    8 years, 1 month

                     Option Grants in Last Fiscal Year(1)

  The following table sets forth the option grants made to members of the Executive Group during the last fiscal year.

                                                                                    Potential Realized
                                                                                         Value at
                                                                                      Assumed Annual
                                                                                         Rates of
                         Number of                                                      Stock Price
                         Securities   % of Total                                     Appreciation for
                         Underlying Options Granted                                     Option Term
                          Options    To Employees                                  ---------------------
Name                     Granted(#) in Fiscal Year  Exercise Price Expiration Date     5%        10%
----                     ---------- --------------- -------------- --------------- ---------- ----------
Donald J. Trump.........  500,000        42.9%          $4.625        11-18-08     $1,454,319 $3,685,529
Nicholas L. Ribis.......  183,333        15.7%          $4.625        11-18-08     $  533,249 $1,351,358
Robert M. Pickus........   30,000         2.6%          $4.625        11-18-08     $   87,259 $  221,132
Francis X. McCarthy,
 Jr.....................   10,000         0.9%          $4.625        11-18-08     $   29,086 $   73,711
Joseph A. Fusco.........   20,000         1.7%          $4.625        11-18-08     $   58,173 $  147,421

--------
(1) All of the options granted to the Executive Group in 1998 were in connection with the option repricing described above. The options were granted on November 18, 1998. One-third of each grant vested on the date of grant and the remaining two-thirds will vest in equal installments on the first and second anniversary of the date of grant.

                            FY-END OPTION VALUE(1)

  The following table sets forth the number of shares covered by options held by the Executive Group, Messrs. Trump, Ribis, Pickus, Burke, McCarthy and Fusco, and the value of the options as of December 31, 1998. No member of the Executive Group exercised any options during the last fiscal year.

                                                         NUMBER OF SECURITIES
                                                              UNDERLYING
                                                        UNEXERCISED OPTIONS AT
                                                             FY-END(#)(1)
                                                       -------------------------
NAME                                                   EXERCISABLE/UNEXERCISABLE
----                                                   -------------------------
Donald J. Trump.......................................      166,667      333,333
Nicholas L. Ribis.....................................      123,333       60,000
Robert M. Pickus......................................       10,000       20,000
Francis X. McCarthy, Jr...............................        3,333        6,667
Joseph A. Fusco.......................................        6,667       13,333

--------
(1) Based on a closing sale price of $3.75 per share of Common Stock on December 31, 1998, all of the options were out of the money at fiscal year end.

EMPLOYMENT AGREEMENTS

  Donald J. Trump. Mr. Trump serves as the Chairman of the Board of Directors pursuant to the Executive Agreement dated as of June 12, 1995, among Trump and THCR Holdings (the "Executive Agreement"). In consideration for Trump's services under the Executive Agreement, Trump receives a salary of $1 million per year. Pursuant to the terms of the Executive Agreement, Trump provides to the Company, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of the Company. The Executive Agreement continues in effect (i) for an initial term of five years, and (ii) thereafter, for a three-year rolling term until either Trump or the Company provides notice to the other of its election not to continue extending the term, in which case the term of the Trump Executive Agreement will end three years from the date such notice is given.

  Nicholas L. Ribis. As a result of the June 1995 Offerings, the Company and THCR Holdings entered into a revised employment agreement with Mr. Ribis (the "Ribis Agreement"), pursuant to which he agreed to serve as President and Chief Executive Officer of the Company and Chief Executive Officer of THCR Holdings. The term of the Ribis Agreement is five years. Under the Ribis Agreement, Mr. Ribis's annual salary is $1,996,500, Mr. Ribis's annual salary is paid in equal parts by the Company, Plaza Associates, Taj Associates and Castle Associates. In the event Mr. Ribis's employment is terminated by the Company other than for "cause" or if he incurs a "constructive termination without cause," Mr. Ribis will receive a severance payment equal to one year's base salary, and the phantom stock units and options will become fully vested. The Ribis Agreement defines (a) "cause" as Mr. Ribis's (i) conviction of certain crimes, (ii) gross negligence or willful misconduct in carrying out his duties, (iii) revocation of his casino key employee license or (iv) material breach of the agreement, and (b) "constructive termination without cause" as the termination of Mr. Ribis's employment at his initiative following the occurrence of certain events, including (i) a reduction in compensation, (ii) failure to elect Mr. Ribis as Chief Executive Officer of the Company, (iii) failure to elect Mr. Ribis a director of the Company or
(iv) a material diminution of his duties. The phantom stock units will also automatically vest upon the death or disability of Mr. Ribis. The Ribis Agreement also provides for up to an aggregate of $2.0 million of loans to Mr. Ribis to be used by him to pay his income tax liability in connection with stock options, phantom stock units and stock bonus awards, which loans will be forgiven, including both principal and interest, in the event of a "change of control." The Ribis Agreement defines "change of control" as the occurrence of any of the following events: (i) any person (other than THCR Holdings, Trump or an affiliate of either) becomes a beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board of Directors consists of individuals that were not directors on June 12, 1995 (the "June 12 Directors"), provided, however, that any person who becomes a director subsequent to June 12, 1995, shall be considered a June 12 Director if his election or nomination was supported by three-quarters of the June 12 Directors, (iii) the Company adopts and implements a plan of liquidation or (iv) all or substantially all of the assets or business of the Company are disposed of in a sale or business combination in which shareholders of the Company would not beneficially own the same proportion of voting stock of the successor entity. The Ribis Agreement also provides certain demand and piggyback registration rights for Common Stock issued pursuant to the foregoing. Pursuant to the Ribis Agreement, Mr. Ribis has agreed that upon termination of his employment other than for "cause" or following a "change of control," he would not engage in any activity competitive with the Company for a period of up to one year.

  Mr. Ribis had an employment agreement with Taj Associates and Castle Associates pursuant to which Mr. Ribis acted as Chief Executive Officer of Taj Associates and Castle Associates, respectively. These agreements were terminated in connection with the acquisition of the Taj Mahal on April 17, 1996 (the "Taj Acquisition") and the acquisition of Trump's Castle Casino Resort on October 7, 1996 (the "Castle Acquisition"), and now Mr. Ribis is compensated for his services to Taj Associates and Castle Associates under the Ribis Agreement.

  Robert M. Pickus. THCR Holdings has an employment agreement with Robert M. Pickus (the "Pickus Agreement") pursuant to which he serves as Executive Vice President and General Counsel. The Pickus Agreement, the term of which expires on December 31, 2000 if not extended, provides for annual compensation of $295,000 plus bonus. Employment may be terminated only for "cause," which is defined in the Pickus Agreement as Mr. Pickus's (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to THCR Holdings. Upon termination for cause, Mr. Pickus will receive only compensation earned to the date of termination. Pursuant to the Pickus Agreement, Mr. Pickus has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Pickus Agreement.

  Joseph A. Fusco. THCR Holdings has an employment agreement with Joseph A. Fusco (the "Fusco Agreement") pursuant to which he serves as Executive Vice President of Government Relations and Regulatory Affairs. The Fusco Agreement, the term of which expires on December 31, 2000, if not extended, provides for an initial annual compensation of $285,000 plus bonus, subject to annual review. Employment may be terminated only for "cause," which is defined in the Fusco Agreement as Mr. Fusco's (i) denial or revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to THCR Holdings. Upon termination for cause, Mr. Fusco will receive only compensation earned to the date of termination. Pursuant to the Fusco Agreement, Mr. Fusco may not accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Fusco Agreement.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

  Messrs. Trump and Ribis, officers of the Company, receive no remuneration for serving on the Board of Directors. Each of the other Directors received an annual fee of $50,000 and a meeting fee of $2,000 for each of the Board of Directors or Committee meetings attended.

  The Board of Directors met eight times during 1998. During 1998, each of the Directors during such period attended at least ninety-two percent (92%) of all meetings of the Board of Directors and of each committee of which such Director was a member.

  The Company has, as standing committees, an Executive Committee, an Audit Committee, a Special Committee, a Stock Incentive Plan Committee and a Compensation Committee. The Company does not have a Nominating Committee.

  The current members of the Executive Committee are Messrs. Trump and Ribis. The Executive Committee, during intervals between meetings of the Board of Directors, has and exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to any restrictions or limitations as the Board of Directors may from time to time specify or as limited by the Delaware General Corporation Law. The Executive Committee met at various times during 1998.

  The current members of the Audit Committee are Messrs. Askins, Ryan and Thomas, each of whom is an independent director of the Company. The Audit Committee provides assistance to the Board of Directors with respect to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and oversees audits and investigations of the business and financial affairs of the Company, including, without limitation, any audits or investigations which may be required by any governmental regulatory authority. The Audit Committee met three times during 1998.

  The current members of the Special Committee are Messrs. Askins, Ryan and Thomas. The Special Committee is composed entirely of independent Directors and reviews matters relating to transactions with affiliates of the Company, and other matters as required pursuant to the Third Amended and Restated Agreement of Limited Partnership of THCR Holdings, as amended, the indenture under which the 15 1/2% Senior Secured Notes due 2005 of THCR Holdings and THCR Funding were issued (the "Senior Note Indenture"), the indenture under which the 11 1/4% First Mortgage Notes due 2006 of Trump AC and Trump AC Funding were issued (the "Trump AC Mortgage Note Indenture"), the indenture under which the 11 1/4% First Mortgage Notes due 2006 of Trump AC and Funding II were issued (the "Funding II Mortgage Note Indenture") and the indenture under which the 11 1/4% First Mortgage Notes due 2006 of Trump AC and Funding III were issued (the "Funding III Mortgage Note Indenture"). The Special Committee met ten times during 1998.

  The current members of the Stock Incentive Plan Committee are Messrs. Trump, Askins, Ryan and Thomas. The Stock Incentive Plan Committee is the committee responsible for administering the 1995 Plan and has the authority to grant awards to individuals pursuant to the 1995 Plan, to determine the number of awards to be so granted, the term of such awards, any vesting requirements and any other administrative determinations required in connection therewith. The Stock Incentive Plan Committee met twice during 1998.

  The current members of the Compensation Committee are Messrs. Trump, Ribis, Askins and Thomas. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company's officers, key executives and Directors are compensated in accordance with the Company's total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives. The Compensation Committee met five times during 1998.

COMPENSATION COMMITTEE AND STOCK INCENTIVE PLAN COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Stock Incentive Plan Committee was formed on June 12, 1995 and the Compensation Committee was formed in August 1995. Set forth below is a description of the policies and practices that the Compensation Committee implements with respect to compensation determinations.

  Compensation Philosophy. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and Stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

  The Company's executive compensation program consists of two key elements:
(1) an annual compensation component composed of base salary and bonus, and
(2) a long-term compensation component composed of equity-based awards pursuant to the 1995 Plan.

  Annual Compensation. The Compensation Committee will generally target annual salary and bonus levels to be competitive with other similarly sized entities in the casino entertainment industry. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and the individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

  Bonuses are based on the Compensation Committee's assessment of the Company's performance and an individual's contribution to that performance. Corporate performance is measured by various quantitative and qualitative factors. The primary quantitative factors that will be reviewed by the Compensation Committee include such performance measures as net income and return on average common stockholders' equity, both as absolute measures and relative to previous years. Significant qualitative factors that will be evaluated by the Compensation Committee include the Company's performance in relation to industry performance, progress toward achievement of the Company's long-term business goals, the quality of the Company's earnings and the overall business and economic environment. The Compensation Committee believes that, in accordance with its exercise of sound business judgment, the determination of annual salary and bonus levels is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered.

  With the exception of Mr. Burke and Mr. McCarthy, all of the Company's executive officers are currently under employment contracts. The annual salary for these individuals is set by the terms of their employment contracts and any increases in annual salary are determined in the discretion of the Compensation Committee. Mr. Burke's and Mr. McCarthy's salary was, and any salary increases for the other named executive officers were, based on the considerations noted above.

  Chairman of the Board and Chief Executive Officer Compensation. Messrs. Trump and Ribis are compensated pursuant to the terms of the Executive Agreement and the Ribis Agreement, respectively. Neither Messrs. Trump nor Ribis received a salary increase or bonus in 1998.

  Long-Term Compensation. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards will be granted by the Stock Incentive Plan Committee pursuant to the 1995 Plan. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Incentive Plan Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

  On November 18, 1998, in order to incentivise certain employees, executive officers holding options that were substantially out of the money, and independent directors, the Company canceled all options previously granted to certain individuals and approved a grant of new options. The Company granted certain employees and its independent directors an aggregate of 1,166,833 options to purchase Common Stock of the Company at a price of $4.625 per share. One-third of the options vested on the date of the grant and on each of the first two anniversaries of the date of the grant. The options expire ten
(10) years after the date of issuance.

  Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Stock Incentive Plan is designed to allow for the grant of equity-based awards that are performance-based and therefore exempt from the application of Section 162(m). While the Compensation Committee considers the deductibility of senior management compensation in making its decisions, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and the Stockholders, which may be based on considerations in addition to Section 162(m).

COMPENSATION COMMITTEE          STOCK INCENTIVE PLAN COMMITTEE
Donald J. Trump                 Donald J. Trump
Nicholas L. Ribis               Wallace B. Askins
Wallace B. Askins               Peter M. Ryan
Don M. Thomas                   Don M. Thomas

COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the total cumulative return of the Common Stock from June 7, 1995 (the date trading of the Common Stock commenced) and ending on December 31, 1998 and March 31, 1999, to the Standard & Poor's 500 Index and the Dow Jones Entertainment & Leisure-Casinos Index. The graph assumes that dividends were reinvested and is based on an investment of $100 on June 7, 1995 in each of the Common Stock, the stocks comprising the Standard & Poor's 500 Index and the stocks comprising the Dow Jones Entertainment & Leisure-Casinos Index.

             COMPARISON OF 34 MONTH CUMULATIVE TOTAL RETURN* AMONG
                     TRUMP HOTELS & CASINO RESORTS, INC.,
                        STANDARD & POOR'S 500 INDEX AND
                            DOW JONES CASINOS INDEX

                          [LINE GRAPH APPEARS HERE]


* $100 invested on 6/7/95 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

                                         CUMULATIVE TOTAL RETURN
                            --------------------------------------------------
                            6/7/95 12/31/95 12/31/96 12/31/97 12/31/98 3/31/99
                            ------ -------- -------- -------- -------- -------
Trump Hotels & Casino Re-
 sorts, Inc................  $100    154       86       48       27       29
S&P 500 Index..............  $100    117      144      192      247      259
Dow Jones Casinos Index....  $100     94      102       91       62       83

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In general, the compensation of executive officers of the Company is determined by the Compensation Committee of the Board of Directors, which consists of Messrs. Trump, Ribis, Askins and Thomas. No officer or employee of the Company, other than Messrs. Trump and Ribis who serve on the Company's Board of Directors, participated in the deliberations of the Board of Directors concerning executive compensation.

  Taj Acquisition. On April 17, 1996, a subsidiary of the Company was merged with and into THCR Holding Corp. and each outstanding share of THCR Holding Corp. Class A Common Stock, which in the aggregate represented 50% of the economic interest in Taj Associates, was converted into the right to receive, at each holder's election, either (a) $30 in cash or (b) that number of shares of Common Stock having a market value equal to $30. Trump held the remaining 50% interest in Taj Associates and contributed such interest in Taj Associates to Trump AC in exchange for limited partnership interests in THCR Holdings. The outstanding shares of THCR Holding Corp. Class C Common Stock, all of which were held by Trump, were canceled in connection with the Taj Acquisition. In addition, Trump received the Trump Warrants.

  Castle Acquisition. On October 7, 1996, THCR Holdings acquired from Trump all of the outstanding equity of Castle Associates.

  Certain Related Party Transactions--The Company. Upon consummation of the June 1995 Offerings, Trump contributed to the capital of Trump Indiana and other new jurisdiction subsidiaries payments made by him relating to expenditures for the development of the Indiana Riverboat and other gaming ventures. As of June 12, 1995, these advances totaled approximately $4.4 million. Of these amounts, approximately $3.0 million were used to fund expenses related to the development of Trump Indiana. In order to fund such expenses, THCR Holdings lent to Trump $3.0 million and Trump issued to THCR Holdings a five-year promissory note bearing interest at a fixed rate of 10% payable annually. The promissory note provided that it would be automatically canceled in the event that at any time during the periods set forth below, the Common Stock trades on the NYSE, or any other applicable national exchange or over-the-counter market, at a price per share equal to or greater than the prices set forth below (subject to adjustment in certain circumstances) for any ten trading days during any 15 consecutive trading day period:

      If on or prior to June 12, 1997................................... $25.00
      If on or prior to June 12, 1998................................... $27.50
      If on or prior to June 12, 1999................................... $30.00
      If on or prior to June 12, 2000................................... $32.50

  On March 27, 1996, such $3.0 million promissory note was canceled in accordance with its terms.

  The Company has entered into a ten-year lease with Trump-Equitable Company, dated as of July 1, 1995, for the lease of office space in The Trump Tower in New York City, which the Company may use for its general executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, the Company will pay as additional rent, among other things, a portion of the property taxes due each year. The Company has the option to terminate this lease upon ninety days' written notice and payment of $32,312.50.

  During the quarter ended September 30, 1998, THCR Holdings advanced a loan to Trump in the amount of $11,000,000 and prepaid 1999 fees and expenses in the amount of $1,500,000 to Trump in accordance with the Executive Agreement. Such loan is secured by a pledge of certain receivables due to Trump. On October 19, 1998, THCR Holdings loaned Trump $13,500,000. Such loan was offset in its entirety when Trump advanced $13,500,000 to THCR Enterprises, L.L.C. ("THCR Enterprises"), which then purchased Trump's indebtedness to Donaldson Lufkin & Jenrette Securities Corporation. In connection with such purchase, THCR Enterprises was assigned a pledge of Trump's and TCI's equity interests in THCR and THCR Holdings.

  Certain Related Party Transactions--Plaza Associates. Seashore Four was the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leased to Plaza Associates. Plaza Associates recorded rental expenses of approximately $1.0 million in 1996 concerning rent owed to Seashore Four. In January 1997, Plaza Associates exercised the option to purchase the land under the lease with Seashore Four for $10 million.

  Trump Seashore was the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leased to Plaza Associates. Plaza Associates made rental payments to Trump Seashore of approximately $1.0 million in 1996. In September 1996, Plaza Associates exercised the option to purchase the land under the lease with Trump Seashore for $14.5 million.

  On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza,
(i) Trump transferred title to Trump Plaza East to Missouri Boardwalk, Inc. ("MBI"), a wholly owned subsidiary of Midlantic National Bank ("Midlantic"), in exchange for a reduction in indebtedness to Midlantic, (ii) MBI leased Trump Plaza East to Trump (the "Trump Plaza East Lease") for a term of five years, which would have expired on June 30, 1998, during which time Trump would have been obligated to pay MBI $260,000 per month in lease payments and
(iii) Plaza Associates acquired the Trump Plaza East Purchase Option. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. On April 17, 1996, in connection with the Taj Acquisition, Plaza Associates purchased Trump Plaza East and the Trump Plaza East Lease, and related obligations were terminated.

  Certain Related Party Transactions--Taj Associates. Taj Associates has a lease with Trump-Equitable Company, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

  From October 4, 1991 until April 17, 1996, Taj Associates leased the Specified Parcels from Realty Corp., consisting of land adjacent to the site of the Taj Mahal, which is used primarily for a bus terminal, surface parking and the Taj Entertainment Complex, as well as the Steel Pier and a warehouse complex. During 1993, 1994 and 1995, lease obligations to Realty Corp. for these facilities were approximately $3.3 million per year. On April 17, 1996, in connection with the Taj Acquisition, Taj Associates purchased the Specified Parcels from Realty Corp. and the lease and related obligations were terminated.

  On October 4, 1991, Taj Associates entered into a guarantee with First Fidelity Bank, National Association (now known as First Union National Bank) ("First Fidelity") of the performance by Realty Corp. of its obligations under a loan of approximately $78 million owing to First Fidelity (the "First Fidelity Loan"), which loan was secured by a mortgage on the Specified Parcels. Such guarantee was limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million. In connection with the purchase of the Specified Parcels, Realty Corp.'s obligations to First Fidelity under the First Fidelity Loan were satisfied and First Fidelity, among other things, released Taj Associates from the guarantee.

  Taj Associates and Trump were parties to the Taj Services Agreement, which became effective in April 1991, and which provided that Trump would render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates through December 31, 1999. In consideration for the services to be rendered, Taj Associates paid an annual fee (the "Annual Fee") equal to 1% of Taj Associates' earnings before interest, taxes and depreciation less capital expenditures for such year, with a minimum base fee of $500,000 per annum. During the period from January 1, 1996 to April 17, 1996, Trump earned approximately $0.4 million in respect of the Annual Fee, including amounts paid to a third party pursuant to an assignment agreement. In addition, during the period from January 1, 1996 to April 17, 1996, Taj Associates reimbursed Trump $148,000, for expenses pursuant to the Taj Services Agreement. Taj Associates agreed to indemnify Trump from and against any licensing fees arising out of his performance of the Taj Services Agreement, and against any liability arising out of his performance of the Taj Services Agreement, other than that due to his gross negligence or willful misconduct. The Taj Services Agreement was terminated upon consummation of the Taj Acquisition on April 17, 1996.

  On April 1, 1991, in connection with the Taj Services Agreement, Taj Associates and Trump entered into an Amended and Restated License Agreement (the "Taj License Agreement") which amended and restated an earlier license agreement between the parties. Pursuant to the Taj License Agreement, Taj Associates had the non-exclusive right to use the name and likeness of Trump, and the exclusive right to use the name and related marks and designs of the Taj Mahal (collectively, the "Taj Marks"), in its advertising, marketing and promotional activities through December 31, 1999. Upon consummation of the Taj Acquisition, the Taj License Agreement was terminated and the Taj Marks were licensed to the Company under the License Agreement.

  Certain Related Party Transactions--Castle Associates. On December 28, 1993, Castle Associates entered into a Services Agreement with TCI-II (the "Castle Services Agreement"). In general, the Castle Services Agreement obligates TCI-II to provide to Castle Associates, from time-to-time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other services (the "Castle Services") with respect to the business and operations of Castle Associates, in exchange for certain fees to be paid only in those years in which EBITDA (EBITDA represents income from operations before depreciation, amortization, restructuring costs and the non-cash write-down of CRDA investments) exceeds prescribed amounts.

  In consideration for the Castle Services to be rendered by TCI-II, Castle Associates will pay an annual fee (which is identical to the fee which was payable under the previously existing management agreement) to TCI-II in the amount of $1.5 million for each year in which EBITDA exceeds the following amounts for the years indicated: 1993--$40.5 million; 1994--$45.0 million; 1995 and thereafter--$50.0 million. If EBITDA in any fiscal year does not exceed the applicable amount, no annual fee is due. In addition, TCI-II will be entitled to an incentive fee, beginning with the fiscal year ending December 31, 1994, in an amount equal to 10% of EBITDA in excess of $45.0 million for such fiscal year. Castle Associates will also be required to advance to TCI-II $125,000 a month which will be applied toward the annual fee, provided, however, that no advances will be made during any year if and for so long as the Managing Partner (defined in the Castle Services Agreement as Trump) determines, in his good faith reasonable judgment, that Castle Associates' budget and year-to-date performance indicate that the minimum EBITDA levels (as specified above) for such year will not be met. If for any year during which annual fee advances have been made it is determined that the annual fee was not earned, TCI-II will be obligated to promptly repay any amounts previously advanced. For purposes of calculating EBITDA under the Castle Services Agreement, any incentive fees paid in respect of 1994 or thereafter shall not be deducted in determining net income. During the years ended 1997 and 1998, there were no fees payable by Castle Associates under the Castle Services Agreement. As Castle Associates did not meet the required level of EBITDA in 1996, the monthly advances to TCI-II related to the Castle Services Agreement were suspended and on October 6, 1996, Castle Associates recorded a receivable in the amount of $1.25 million which represents the amounts advanced to TCI-II during the year. This amount will be offset against future fees. The Castle Services Agreement expires on December 31, 2005.

  Other Relationships. The Commission requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and (ii) a director of the registrant serves as an executive officer. Messrs. Ribis, Pickus and Burke, executive officers of the Company, have served on the boards of directors of other entities in which members of the Board of Directors (namely, Messrs. Trump and Ribis) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the Board of Directors in the last fiscal year.

  Trump is the sole director of TACC, a general partner of Plaza Associates, of which Messrs. Trump, Ribis and Pickus are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of Trump AC Holding, of which Messrs. Trump, Ribis and Burke are also executive officers. Trump is not compensated by such entities for serving as an executive officer, however, he has entered into a personal services agreement with

Plaza Associates and the Company. Messrs. Ribis and Burke are not compensated by the foregoing entities, however, they are compensated by Plaza Associates for their service as executive officers.

  Messrs. Ribis, Pickus, and Burke serve on the Board of Directors of THCR Holding Corp., which held, prior to April 17, 1996, an indirect equity interest in Taj Associates, of which Trump is an executive officer. Such persons also serve on the Board of Directors of THCR/LP, the former managing general partner of Taj Associates, of which Messrs. Trump and Ribis are executive officers. See "--Employment Agreements."

  Mr. Ribis also serves on the Board of Directors of Realty Corp., which, prior to the Taj Acquisition, leased certain real property to Taj Associates, of which Trump is an executive officer. Trump, however, does not receive any compensation for serving as an executive officer of Realty Corp.

  Messrs. Ribis, Pickus and Burke are members of the Board of Partner Representatives of Castle Associates and members of the Board of Directors of TCHI, the general partner of Castle Associates of which Messrs. Ribis, Pickus and Burke are executive officers. In addition, Trump is the sole director and an officer of Castle Funding. Messrs. Ribis, Pickus and Burke received no compensation from these entities other than from Castle Associates for their services as executive officers. Trump is not compensated by these entities other than pursuant to the Castle Services Agreement.

  John Barry, Trump's brother-in-law, is a partner of Tompkins, McGuire, Wachenfeld & Barry, a New Jersey law firm which provides, from time to time, legal services to the Company and its subsidiaries.

CERTAIN RELATIONSHIPS

  Affiliate party transactions are governed by the provisions of the Senior
Note Indenture, the TAC I Note Indenture, the TAC II Note Indenture and the TAC III Note Indenture, which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of the Company for certain affiliated transactions. Affiliated transactions with respect to Castle Associates are governed by the indentures under which the debt securities of Castle Associates and Castle Funding were issued.

  Trump, Ribis and certain affiliates have engaged in certain related party transactions with respect to the Company and its subsidiaries. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation-- Certain Related Party Transactions--The Company," "--Plaza Associates," "--Taj Associates," "--Castle Associates" and "--Other Relationships."

  Plaza Associates, Taj Associates and Castle Associates have joint insurance coverage with other entities affiliated with Trump, for which the annual premiums paid by Plaza Associates, Taj Associates and Castle Associates was approximately $3.9 million for the year ended December 31, 1998.

  Plaza Associates leased portions of its Egg Harbor Parcel to Castle Associates. Lease payments by Castle Associates to Plaza Associates totaled $5,000 in 1996. Castle Associates did not make any lease payments to Plaza Associates in 1997 or 1998.

  In November 1996, Castle Associates assigned to THCR Holdings, with the consent of Roger P. Wagner, Castle Associates' employment agreement with Mr. Wagner, pursuant to which Mr. Wagner served as the President and Chief Operating Officer of Castle Associates and TCHI. The assigned agreement provides for an annual salary of $375,000 reviewed on an annual basis. Mr. Wagner was the Acting General Manager of Trump Indiana and resigned his position with THCR Holdings in February 1998.

  Indemnification Agreements. In addition to the indemnification provisions in the Company's and its subsidiaries' employment agreements (see "Executive Compensation--Employment Agreements"), certain former and current directors of Plaza Funding entered into separate indemnification agreements in May 1992 and June 1993 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an indemnification trust agreement in November 1992 with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would (i) not terminate, amend or modify certain agreements in a manner which may adversely affect the rights or interests of such directors unless an additional sum of $600,000 was first deposited with the Indemnification Trustee, and (ii) maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; provided, however, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in a trust fund equal to $500,000 for the benefit of such directors; provided further that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such directors are covered by directors' and officers' insurance maintained by Plaza Associates. In June 1993, an additional sum of $600,000 was deposited with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP.

  In connection with the Taj Acquisition, Trump AC has agreed to provide to the former officers and Directors of THCR Holding Corp. and THCR/LP (the "Taj Indemnified Parties"), including Messrs. Ribis, Pickus and Burke, indemnification as provided in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws until April 17, 2002. In addition, the Company agreed, and agreed to cause THCR Holding Corp. and THCR/LP to agree, that until April 17, 2002, unless otherwise required by law, the Certificate of Incorporation and By-Laws of THCR Holding Corp. and THCR/LP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the former directors, officers and employees of THCR Holding Corp. and THCR/LP or the ability of THCR Holding Corp. or THCR/LP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Trump AC has also agreed to purchase and maintain in effect, until April 17, 2002, directors' and officers' liability insurance policies covering the Taj Indemnified Parties on terms no less favorable than the terms of the then current insurance policies' coverage or, if such directors' and officers' liability insurance is unavailable for an amount no greater than 150% of the premium paid by THCR Holding Corp. (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996, to April 17, 1996, Trump AC has agreed to obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of such amount.

                                 PROPOSAL TWO

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has, upon the recommendation of the Audit Committee and subject to ratification by the Stockholders, appointed Arthur Andersen LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 1999 and to perform such other services as may be required of Arthur Andersen LLP. Although stockholder ratification of the Board of Directors' selection is not required, the Board of Directors considers it desirable for the Stockholders to pass upon the selection of the independent auditors. If the Stockholders disapprove of the selection of Arthur Andersen LLP as independent auditors, the Board of Directors will consider the selection of other independent certified public accounts. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1999.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, Directors and greater than 10% Stockholders are required by the Commission's rules and regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners of Common Stock were complied with during the fiscal year ended December 31, 1998.

                  STOCKHOLDER PROPOSALS--1999 ANNUAL MEETING

  Any proposals of Stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of Stockholders must be in writing and received by the Secretary of the Company at the Company's office at 2500 Boardwalk, Atlantic City, New Jersey 08401 no later than February 27, 2000. In the event that the next annual meeting of Stockholders is called for a date that is not within 30 days before or after August 27, 2000, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

  Any stockholder interested in making a proposal is referred to Article II,
Section 11 of the Company's Amended and Restated By-Laws.

                                 OTHER MATTERS

  Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to take such action as is in the best interests of the Company and the Stockholders.

  The entire cost of soliciting proxies from the Stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by Directors, officers or regular employees of the Company, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Company has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,500 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $7,500. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

  THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER OF RECORD AND BENEFICIAL OWNERS AS OF THE RECORD DATE, WITHOUT CHARGE UPON WRITTEN REQUEST TO ITS SECRETARY AT 2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

  The principal executive offices of the Company are located at 2500 Boardwalk, Atlantic City, New Jersey 08401 and the Company's telephone number is (609) 441-6060.

                                          By order of the Board of Directors,

                                          /s/ Robert M. Pickus

                                          Robert M. Pickus
                                          Secretary

                      TRUMP HOTELS & CASINO RESORTS, INC.
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
    TO BE HELD AT THE TRUMP HOTEL CASINO, ONE BUFFINGTON HARBOR DRIVE, GARY
                                    INDIANA,
                 AT 11:30 A.M., LOCAL TIME, ON AUGUST 27, 1999

  The undersigned hereby appoints Nicholas L. Ribis and Robert M. Pickus, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof (the "Annual Meeting"), on the matters set forth on the reverse side of this Proxy Card, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

  ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY, SUCH PROXY WILL BE VOTED FOR APPROVAL OF PROPOSALS 1 AND 2. ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE ANNUAL MEETING, BUT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST PROPOSAL 2.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS &
                              CASINO RESORTS, INC.

 RECEIPT OF THE NOTICE OF MEETING AND THE PROXY STATEMENT, DATED JULY 15, 1999,
                            IS HEREBY ACKNOWLEDGED.

                  PLEASE SIGN AND DATE ON THE REVERSE SIDE AND
           MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                          (Continued on reverse side)

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS &
                              CASINO RESORTS, INC.
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please mark boxes in blue or black ink.

1.Election of Directors   FOR all nominees listed below [_]
                          WITHHOLD for all nominees listed below [_]

Nominees: Donald J. Trump, Nicholas L. Ribis, Wallace B. Askins, Don M. Thomas and Peter M. Ryan

INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW:
--------------------------------------------------------------------------------
2. Proposal to ratify the appointment of Arthur Andersen LLP as the independent public auditors of the Company for the fiscal year ending December 31,
   1999.     FOR [_]   AGAINST [_]    ABSTAIN [_]

3. In the discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting.

Dated: _____, 1999                  ___________________________________________
                                               (Title or Authority)

YOUR VOTE IS IMPORTANT.             ___________________________________________
PLEASE SIGN, DATE AND MAIL                          (Signature)
THIS PROXY CARD PROMPTLY            ___________________________________________
USING THE ENCLOSED                                  (Signature)
ENVELOPE.

                                    (Joint owners should EACH sign. Please
                                    sign EXACTLY as your name(s) appears on
                                    this card. When signing as attorney,
                                    trustee, executor, administrator, guardian or corporate officer, please give your FULL title below.)

1. DIRECTIONS TO TRUMP HOTEL CASINO--BUFFINGTON HARBOR, GARY, INDIANA 1-800-218-7867

From O'Hare Airport

Leaving O'Hare take I-90 South. On the right will be an exit to 294 South-Indiana. Take this tollway into Indiana, approximately a 55 minute drive. Continue on I-294 which turns into I-80/94 East. Continue east across the State Line for approximately 10 minutes to Cline Ave. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Exit the ramp to the stop light and turn left. Make a right turn at the next light. Continue to next stop light, and turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From Midway Airport

Take Cicero South to 294 South Indiana, approximately a 20 minute drive. I-294 becomes I-80/94 heading east into Indiana. From Cicero Ave., it is approximately 40 minutes. Continue east across the State Line for approximately 10 minutes to Cline Ave. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Proceed down the ramp to the stop light and turn left, then make a right turn at the next light. Continue to the next stop light, and turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From Chicago

Take I-90 South to Cline Ave. East (Exit 6). Follow signs to Buffington Harbor. From the Skyway, take 90 East. Right after .50 cent toll, take next exit--Cline Ave., Exit 6. Follow signs to Buffington Harbor. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From North of Chicago

Take I-94 South to I-80/94 East to Cline Ave. North. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Proceed down the ramp to the stop light and turn left, then make a right turn at the next light. At next stop light, turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

From the Chicago Suburbs

Take I-294 South to I-80/94 East to Cline Ave. North. Take Cline Avenue North to Exit 6, which is Columbus/Industrial Highway. Proceed down the ramp to the stop light and turn left, then make a right turn at the next light. At next stop light, turn right. You are now at the Buffington Harbor Casino Complex. Proceed to the valet area of the Riverboat. Personnel will be located inside to further assist you.

2. UPON ARRIVAL AT TRUMP HOTEL CASINO--BUFFINGTON HARBOR

Upon arrival at the Trump Hotel Casino, please follow signs to valet parking at the casino pavilion. Please mention to the valet attendant that you are attending the stockholders meeting. Upon entry to the pavilion, Trump Personnel will further direct you to the Trump yacht and the meeting.

3. OVERNIGHT ACCOMMODATIONS FOR OUT-OF-TOWN STOCKHOLDERS

Special arrangements have been made for out-of-town stockholders who wish to stay overnight at the Trump Hotel. Please dial 1-800-218-7867 and let our staff know that you are a stockholder and the specifics of your arrival and departure. They will be happy to assist you.

4. ENTRY TO THE MEETING

The stockholders meeting will begin at 11:30 A.M. (local time) aboard the Trump yacht located at Buffington harbor. Boarding of the Trump Yacht will take place from 11:00 A.M.--11:30 A.M. local time. Please plan to arrive at Buffington Harbor prior to 11:00 A.M. to board the yacht in a timely manner. Trump personnel will be available to assist you.

NOTE: Please clip and bring the stockholder admission ticket to the stockholder meeting. No admission will be allowed without this ticket.

   TRUMP HOTELS & CASINO RESORTS, INC. STOCKHOLDER MEETING ADMISSION TICKET

           TIME:        11:30 A.M. (local time)
           DATE:        August 27, 1999
           LOCATION:    Trump Hotel Casino
                        One Buffington Harbor Drive
                        Gary, Indiana
                        1-800-218-7867
           Stockholder
           Name:
                        --------------------------------------
                        [_] with Spouse     [_] without Spouse
           Stockholder
           Address:
                        --------------------------------------
                        --------------------------------------
                        [PLEASE PRINT]